FIRST INVESTORS EQUITY FUNDS
                        FIRST INVESTORS LIFE SERIES FUNDS

                              SUBADVISORY AGREEMENT


    Agreement made as of this 27th day of January, 2006, by and among FIRST INVESTORS MANAGEMENT COMPANY, INC., a New York corporation (the "Adviser"), PARADIGM CAPITAL MANAGEMENT, INC. (the "Subadviser"), FIRST INVESTORS EQUITY FUNDS and FIRST INVESTORS LIFE SERIES FUNDS, ( each a "Fund"), each a Delaware statutory trust and a diversified open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), on behalf of First Investors Special Situations Fund and First Investors Life Series Discovery Fund, respectively.

                              W I T N E S S E T H:

    WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated January 27th, 2006 (the "Advisory Agreement") with the Funds, pursuant to which the Adviser acts as investment adviser of each series of the Funds; and

    WHEREAS, the Adviser and the Funds each desire to retain the Subadviser to provide investment advisory services to First Investors Special Situations Fund, a series of First Investors Equity Funds, and First Investors Life Series Discovery Fund, a series of First Investors Life Series Funds, , and the Subadviser is willing to render such investment advisory services.

    NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

    1.  SUBADVISER'S DUTIES.
        -------------------

        (a) PORTFOLIO MANAGEMENT. Subject to supervision by the Adviser and the Funds' Board of Trustees, the Subadviser shall manage the investment operations and such portion of the assets of First Investors Special Situations Fund and First Investors Life Series Discovery Fund (each a "Series") that is allocated to it by the Adviser, in accordance with that Series' investment objectives, policies and restrictions, and subject to the following understandings:

            (i) INVESTMENT DECISIONS. The Subadviser shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by each Series, and what portion of such assets will be invested or held uninvested as cash.

            (ii) INVESTMENT LIMITS. In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with applicable limits and requirements, as amended from time to time, as set forth in (A) each Fund's Declaration of Trust, as amended and restated from time to time, its By-Laws, and the Prospectus and Statement of Additional Information applicable to the Series, (B) instructions and directions of the Adviser and of the Board of Trustees of the Funds, and (C) requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, as applicable to each Series, and all other applicable federal and state laws and regulations.

            (iii) PORTFOLIO TRANSACTIONS. With respect to the securities and other investments to be purchased or sold for each Series, the Subadviser shall


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place  orders  with  or  through  such  persons,  brokers,  dealers  or  futures commission merchants selected by the Subadviser, provided, however, that such orders shall (A) be consistent with the brokerage policy set forth in the Prospectus and Statement of Additional Information applicable to each Series, or approved by the Funds' Board of Trustees, (B) conform with federal securities laws, and (C) be consistent with securing the most favorable price and efficient execution. Within the framework of this policy, the Subadviser may consider the research, investment information and other services provided by, and the financial responsibility of, brokers, dealers or futures commission merchants who may effect, or be a party to, any such transaction or other transactions to which the Subadviser's other clients may be a party.

    On occasions when the Subadviser deems the purchase or sale of a security or futures contract to be in the best interest of a Series as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to such other clients.

            (iv) RECORDS AND REPORTS. The Subadviser shall maintain such books and records required by Rule 31a-1 under the 1940 Act as shall be agreed upon from time to time by the parties hereto, and shall render to the Funds' Board of Trustees such periodic and special reports as the Board of Trustees of the Funds may reasonably request.

            (v) TRANSACTION REPORTS. The Subadviser shall provide the custodian of each Series on each business day with information relating to all transactions concerning a Series' assets and shall provide the Adviser with such information upon the Adviser's request.

            (vi) FUND POLICIES. The Subadviser will comply with all policies and procedures of the Funds, including the portfolio holdings information policy.

            (vii) SIGNIFICANT EVENTS. The Subadviser will monitor the securities owned by the Funds for potential significant events that could affect their values and notify the Funds when, in its opinion, a significant event has occurred that may not be reflected in the market values of such securities.

        (b) SUBADVISER'S DIRECTORS, OFFICERS AND EMPLOYEES. Services to be furnished by the Subadviser under this Agreement may be furnished through any of its directors, officers or employees. The Subadviser shall notify the other parties to this Agreement of any change in the Subadviser's management or ownership within a reasonable time after such change.

        (c) MAINTENANCE OF RECORDS. The Subadviser shall timely furnish to the Adviser all information relating to the Subadviser's services hereunder which are needed by the Adviser to maintain the books and records of each Series required by Rule 31a-1 under the 1940 Act. The Subadviser agrees that all records that it maintains for each Series are the property of the Funds and the Subadviser will surrender promptly to the Funds any of such records upon the Funds' request; provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained


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by it pursuant to paragraph 1(a) hereof.

        (d) FIDELITY BOND, ERRORS & OMISSIONS POLICY, AND COMPLIANCE PROGRAM. The Subadviser will provide the Funds with reasonable evidence that, with respect to its activities on behalf of each Series, the Subadviser is (i) maintaining adequate fidelity bond and errors & omissions insurance, (ii) has adopted a compliance program that meets the requirements of the federal securities laws, including all required codes of ethics, and (iii) has designated a Chief Compliance Officer in accordance with the requirements of the federal securities laws. The Subadviser shall also make such compliance reports and certifications as are required by the Funds' compliance program.

    2. ADVISER'S DUTIES. The Adviser shall continue to have responsibility for all other services to be provided to the Funds and each Series pursuant to the Advisory Agreement and shall oversee and review the Subadviser's performance of its duties under this Agreement.

    3. DOCUMENTS PROVIDED TO THE SUBADVISER. The Adviser has or will deliver to the Subadviser current copies and supplements thereto of each of the following documents, and will deliver to it all future amendments and supplements, if any:

        (a) the Declaration of Trust of each Fund, as filed with the Delaware Secretary of State;

        (b) the By-Laws of each Fund;

        (c) certified resolutions of the Board of Trustees of each Fund authorizing the appointment of the Adviser and the Subadviser and approving the form of this Agreement;

        (d) each Fund's Registration Statement on Form N-1A under the 1940 Act and the Securities Act of 1933, as amended ("1933 Act"), pertaining to the Series, as filed with the Securities and Exchange Commission; and

        (e) the Prospectus and Statement of Additional Information pertaining to each Series.

    4. COMPENSATION OF THE SUBADVISER. For the services provided and the expenses assumed pursuant to this Agreement, the Adviser will pay to the Subadviser, effective from the date of this Agreement, a fee which is computed daily and paid monthly from each Series' assets at the annual rates set forth in the attached Schedule A. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such month bears to the full month in which such effectiveness or termination occurs.

    5. LIABILITY OF THE SUBADVISER. The Subadviser agrees to perform faithfully the services required to be rendered to the Funds and each Series under this Agreement, but nothing herein contained shall make the Subadviser or any of its officers, partners or employees liable for any loss sustained by the Funds or its officers, Trustees or shareholders or any other person on account of the services which the Subadviser may render or fail to render under this Agreement; provided, however, that nothing herein shall protect the Subadviser against liability to the Funds, or to any of the Series' shareholders, to which the Subadviser would otherwise be subject, by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement. Nothing


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in this Agreement shall protect the Subadviser from any liabilities  that it may have under the 1933 Act or the 1940 Act.

    6. DURATION AND TERMINATION. Unless sooner terminated as provided herein, this Agreement shall continue in effect for a period of more than two years from the date written above only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees of each Fund or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Series, or by the Subadviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other parties. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Advisory Agreement. Termination of this Agreement with respect to a given Fund shall not affect the continued validity of this Agreement or the performance thereunder with respect to the other Fund.

    7. SUBADVISER'S SERVICES ARE NOT EXCLUSIVE. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser's partners, officers or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, or limit or restrict the Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

    8. REFERENCES TO THE SUBADVISER. During the term of this Agreement, the Adviser agrees to furnish to the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to sales personnel, shareholders of each Series or the public, which refer to the Subadviser or its clients in any way.

    9. EXCLUSIVITY. The Subadviser agrees not to manage the assets of any non-affiliated third party investment company that has investment objectives and policies substantially similar to the investment objectives and policies employed by either Series.

    10. AMENDMENTS. This Agreement may be amended by mutual consent, subject to approval by the Funds' Board of Trustees and each Series' shareholders to the extent required by the 1940 Act.

    11. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York.

    12. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.

    13. SEVERABILITY. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

    14. THE 1940 ACT. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the Securities and Exchange Commission, whether of special or general


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application,  such provision  shall be deemed to incorporate  the effect of such rule, regulation or order.

    15. HEADINGS. The headings in this Agreement are intended solely as a convenience, and are not intended to modify any other provision herein.

    IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                    FIRST INVESTORS MANAGEMENT
Attest:                             COMPANY, INC.


                                    By:
------------------------------------    ---------------------------------------
Carol Lerner Brown, Assistant           Kathryn S. Head, Chairman & President
Secretary


                                    FIRST INVESTORS EQUITY FUNDS, on behalf
                                    of First Investors Special Situations Fund
Attest:


                                    By:
------------------------------------    ---------------------------------------
Carol Lerner Brown, Assistant           Kathryn S. Head, President
Secretary

                                    FIRST INVESTORS LIFE SERIES FUNDS, on
                                    behalf of First Investors Life Series
                                    Discovery Fund
Attest:


                                    By:
------------------------------------    ---------------------------------------
Carol Lerner Brown, Assistant           Kathryn S. Head, President
Secretary


                                    PARADIGM CAPITAL MANAGEMENT, INC.

Attest:


                                    By:
------------------------------------    ---------------------------------------
Katherine Yellen, Assistant             Candace King Weir, Chief Executive
                                        Officer



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                                   SCHEDULE A

The fee paid to the Subadviser under this Agreement for managing that portion of the assets of First Investors Special Situations Fund allocated to it by the Adviser shall be computed in the following manner.

        1. The daily net assets of First Investors Special Situations Fund and First Investors Life Series Discovery Fund shall first be added together;
        2. An aggregate fee shall then be computed on the sum as if the two Series were combined using the following schedule:
           a. 0.40% of the first $50 million;
           b. 0.30% of the next $200 million; and
           c. 0.25% on the balance over $250 million.
        3. The fee payable under this Agreement with respect to the First Investors Special Situations Fund shall then be computed by multiplying the aggregate fee by the ratio of the net assets of First Investors Special Situations Fund to the sum of the net assets of both Series.

The fee paid to the Subadviser under this Agreement for managing that portion of the assets of First Investors Life Series Discovery Fund allocated to it by the Adviser shall be computed in the following manner.

        1. The daily net assets of First Investors Life Series Discovery Fund and First Investors Special Situations Fund shall first be added together;
        2. An aggregate fee shall then be computed on the sum as if the two Series were combined using the following schedule:

           a. 0.40% of the first $50 million;
           b. 0.30% of the next $200 million; and
           c. 0.25% on the balance over $250 million.

The fee payable under this Agreement with respect to the First Investors Life Series Discovery Fund shall then be computed by multiplying the aggregate fee by the ratio of the net assets of First Investors Life Series Discovery Fund to the sum of the net assets of both Series.

Dated:  January 27, 2006





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